As filed with the Securities and Exchange Commission on January 28, 2026

Registration No. 333-286616

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 5 to

Form S-1

INTERNATIONAL
BATTERY METALS LTD.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	1400	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6100 Tennyson Parkway, Suite 240
Plano, Texas 75024
(832) 683-8839
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Norma Garcia
General Counsel
International Battery Metals Ltd.
6100 Tennyson Parkway, Suite 240
Plano, Texas 75024
(832) 683-8839
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To

Kara L. MacCullough

Grant J. Levine

Greenberg Traurig, P.A.

401 East Las Olas Boulevard, Suite 2000

Fort Lauderdale, FL 33301

(954) 765-0500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market and other conditions.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

International Battery Metals Ltd. (the “Company”) is filing this Amendment No. 5 (the “Amendment”) to its Registration Statement on Form S-1 (File No. 333-286616) (the “Registration Statement”) as an exhibits-only filing. Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable solely by us in connection with the sale of the securities being registered hereby. All amounts, other than the SEC registration fee, are estimates.

Amount (US$)
SEC registration fee	10,921.30
Accounting fees and expenses*	127,794
Legal fees and expenses*	451,822
Miscellaneous fees and expenses*	16,912
Total	607,449

* These fees are estimated and accordingly are subject to change

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Business Corporations Act (British Columbia)

We are subject to the provisions of Part 5, Division 5 of the BCBCA.

Under Section 160 of the BCBCA, we may, subject to Section 163 of the BCBCA:

(a)	Indemnify an individual who:

(i)	is or was a director or officer of the Company;

(ii)	is or was a director or officer of another corporation at a time when such corporation is or was an affiliate of the Company; or

(iii)	at the Company’s request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties, defined below, to which the eligible party is or may be liable; and

(b)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

(i)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding,

(ii)	“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, we or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding,

(iii)	“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding, and

(iv)	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

II-1

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

(a)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by the Company’s memorandum or Articles;

(b)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by the Company’s memorandum or Articles;

(c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests or the associated corporation, as the case may be; or

(d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf or by or on behalf of an associated corporation, we must not either indemnify the eligible party under Section 160(a) of the BCBCA against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on application or an eligible party, the court may do one or more of the following:

(a)	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b)	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by us;

(d)	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

(e)	make any other order the court considers appropriate.

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Section 165 of the BCBCA provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of or holding or having held a position equivalent to that of a director or officer of, we or an associated corporation.

Under Article 20.2 of the Company’s Articles, and subject to the BCBCA, we must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and it must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with we on the terms of the indemnity contained in the Company’s Articles.

Under Article 20.3 of the Company’s Articles, and subject to any restrictions in the BCBCA, we may indemnify any person. We have entered into indemnity agreements or employment agreements containing indemnification provisions with certain of the Company’s directors and officers. Under these indemnification provisions, an executive officer is entitled, subject to the terms and conditions thereof, to the right of indemnification by the Company for certain expenses to the fullest extent permitted by applicable law. We believe that these indemnification agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Pursuant to Article 20.4 of the Company’s Articles, the failure of an eligible party to comply with the BCBCA or the Company’s Articles does not invalidate any indemnity to which he or she is entitled under the Company’s Articles.

Under Article 20.5 of the Company’s Articles, we may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who: (1) is or was a director, officer, employee or agent of the Company; (2) at the request of the Company, is or was a director, officer, employee or agent of another corporation at a time when the corporation is or was an affiliate of the Company; (3) at the request of the Company, is or was a director, officer, employee or agent of a corporation or a partnership, trust, joint venture or other unincorporated entity; (4) at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity; (5) against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

We have an insurance policy covering our directors and officers, with respect to certain liabilities arising out of claims based on acts or omissions in their capacities as directors or officers.

We have entered into an indemnification agreement with each of our directors and executive officers, pursuant to which we have agreed, to the fullest extent not prohibited by law and promptly upon demand, to indemnify and hold harmless such director or officer, their heirs and legal representatives from and against (i) all costs, charges and expenses incurred by such director or officer in respect of any claim, demand, suit, action, proceeding or investigation in which such director or officer is involved or is subject by reason of being or having been a director or officer (ii) all liabilities, damages, costs, charges and expenses whatsoever that the director or officer may sustain or incur as a result of serving as a director or officer in respect of any act, matter, deed or thing whatsoever made, done, committed, permitted or acquiesced in by such director or officer in his capacity as a director or officer, whether before or after the effective date of such indemnification agreement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The following information represents securities sold by us within the past three years, which were not registered under the Securities Act. Included in this section are new issues, securities issued in exchange for property, services or other securities, securities issued upon conversion from the Company’s other share classes and new securities resulting from the modification of outstanding securities. We sold all of the securities listed below pursuant to: (a) the exemptions from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D (“Regulation D”) under the Securities Act; (b) Rule 701 under the Securities Act, with respect to compensatory securities offered and sold to (i) directors, (ii) officers, (iii) employees, or (iv) consultants who are natural persons providing bona fide services to we and/or its subsidiaries not in connection with the offer or sale of securities in a capital-raising transaction, and which do not directly or indirectly promote or maintain a market for the Company’s securities (each, a “Rule 701 Eligible Person”); (c) Section 3(a)(9) of the Securities Act; or (d) the exclusion from registration provided by Rule 903 of Regulation S (“Regulation S”) under the Securities Act for offers and sales of our securities which took place outside the United States.

II-3

Common Share transactions during the year ended March 31, 2023:

On May 16, 2022, the Company and each of EVL Holdings and Sorcia Minerals entered into investment agreements based on EVL Holdings and Sorcia Minerals’ assumption of third-party fabrication costs of the MDLE Plant (collectively, the “EVL Sorcia Investment Agreements”) in the amount of US$4,812,850, and US$6,160,485 respectively (collectively the “Indebtedness”). Pursuant to the terms of the EVL Sorcia Investment Agreements, it was agreed that the subscription price of the 2021 Private Placement, as previously announced and approved by shareholders of the Company on April 19, 2021, would be satisfied by applying the amounts indebted to EVL Holdings and Sorcia Minerals with any excess thereunder being applied to the exercise of each of the Warrants issued pursuant to the terms of the 2021 Private Placement.

On August 15, 2022, we sold 400,000 Common Shares at a price per Common Share of CAD$0.19 and 100,000 Common Shares at a price per Common Share of CAD$0.38 to a Rule 701 Eligible Person in reliance on Rule 701 under the Securities Act, upon the exercise of Stock Options, for aggregate consideration of CAD$114,000.

On October 7, 2022, we sold 2,550,000 Common Shares at a price per Common Share of CAD$0.38 to Rule 701 Eligible Persons in reliance on Rule 701 under the Securities Act, upon the exercise of Stock Options, for aggregate consideration of CAD$969,000.

On October 20, 2022, we issued 300,000 Common Shares at a price per Common Share of CAD$0.62 to a Rule 701 Eligible Person in reliance on Rule 701 under the Securities, upon the exercise of Stock Options, for aggregate consideration of CAD$186,000.

On January 30, 2023, we issued 3,331,162 Common Shares to Ensorcia Metals, an accredited investor and greater than 5% shareholder, in reliance on Section 4(a)(2) of the Securities Act and Regulation D, and 3,331,162 Common Shares to an accredited investor, in reliance on Rule 903 of Regulation S, pursuant to their exercise of pre-emptive rights granted to them under a non-brokered private placement which closed on August 23, 2019, with each Common Share being priced at CAD$0.305 for aggregate consideration of CAD$2,032,009. The proceeds were used towards further testing and application of the MDLE Plant and to pay accounts payables.

On February 7, 2023, we issued 5,024,331 Common Shares to Dr. Burba, a director and an accreditor investor, in reliance on Section 4(a)(2) of the Securities Act and Regulation D, at the then market price of the Company’s Common Shares as traded on the CSE, pursuant to the completion of certain milestone achievements as provided for in the Share Exchange Agreement with SAL. No consideration was received by us for the issuance.

On March 10, 2023, the Company held a special meeting of the holders of Common Shares in which it obtain dis-interested shareholder re-approval of a resolution approving the 2021 Private Placement and thus re-affirming the pre-emptive rights granted to each of Sorcia Minerals and EVL Holdings under the terms of the 2021 Private Placement, and on March 21, 2023, the Company completed the 2021 Private Placement and issued 17,250,000 units to EVL Holdings LLC, an accredited investor, in reliance on Section 4(a)(2) of the Securities Act and Regulation D, and 16,827,502 units to Sorcia Minerals LLC, an accredited investor, in reliance on Section 4(a)(2) of the Securities Act and Regulation D, with each unit being priced at CAD$0.58 per unit for aggregate consideration of CAD$19,764,951.66. The proceeds from the 2021 Private Placement were used to offset the Indebtedness owing by the Company to each of EVL Holdings and Sorcia Minerals. On March 22, 2023, we issued 5,024,331 Common Shares to Christina Borgese an accredited investor and former executive officer of the Company, and 5,024,330 Common Shares to Marc Privitera, an accredited investor and former executive officer of the Company, in reliance Section 4(a)(2) of the Securities Act and Regulation D, at the then market price of the Company’s Common Shares as traded on the CSE, pursuant to the completion of certain milestone achievements as provided for in the SAL Share Exchange Agreement. No consideration was received by us for the issuance.

Common Share transactions during the year ended March 31, 2024:

On April 20, 2023, we sold 422,498 Common Shares at a price per Common Share of CAD$0.58 for gross proceeds of CAD$245,044 upon the exercise of Warrants by Sorcia Minerals, an accredited investor, in reliance on Section 4(a)(2) of the Securities Act and of Regulation D.

II-4

On April 21, 2023, we completed a non-brokered private placement and issued 6,396,999 Units, consisting of 6,396,999 Common Shares and 6,396,999 Warrants to Encompass, an accredited investor, in reliance on Regulation S of the Securities Act, with each Unit being priced at CAD$1.04635 for gross proceeds of CAD$6,693,500.01. Each unit is comprised of one Common Share and one Warrant entitling the holder to purchase one Common Share for a period of two years an exercise a price of CAD$1.21. The proceeds from the private placement were used for working capital needs, to accelerate research and development efforts, product development and technology adoption, and for preplacement orders of MDLE Plants for sitting on customer brine resources.

On July 4, 2023, we sold 12,500 Common Shares to a Rule 701 Eligible Person in reliance on Rule 701 under the Securities Act, upon the vesting of RSUs of the Company, originally issued in reliance on Rule 701 under the Securities Act. No consideration was received by us for this issuance.

On August 28, 2023, we sold 800,000 Common Shares at a price per Common Share of CAD$0.19, to a Rule 701 Eligible Person in reliance on Rule 701 under the Securities Act, upon the exercise of Stock Options, for aggregate consideration of CAD$152,000.

On September 21, 2023, we sold 400,000 Common Shares at a price per Common Share of CAD$1.195, to a service provider in reliance on Section 4(a)(2) of the Securities Act and Regulation D.

On December 8, 2023, we completed a non-brokered private placement and sold 1,629,838 units to Garry Flowers, former Chief Executive Officer, Dr. John Burba, Chief Technology Officer and director, and a consultant, each an accredited investor, in reliance Section 4(a)(2) of the Securities Act on Regulation D, with each unit being priced at CAD$0.70 for gross proceeds of CAD$1.1 million/US$840,000. Each unit was comprised of one Common Share and one Warrant entitling the holder to purchase one Common Share for a period of two years at a price of CAD$0.82. The proceeds from the private placement were used towards the Company’s ongoing operations and other general corporate expenditures.

On December 11, 2023, we issued 228,708 Common Shares at a price per Common Share of CAD$0.89, to Libor Michel, then co-CEO and an accredited investor, in reliance on Section 4(a)(2) of the Securities Act and Regulation D, pursuant to the terms of his executive employment agreement with the Company. No consideration was received by us for the issuance.

On December 12, 2023, we issued 431,788 Common Shares, with 123,841 Common Shares are to having a deemed price of CAD$0.89, and 307,947 Common Shares having a deemed issuance price of CAD$0.70, to certain directors, officers, and consultants of the Company, in reliance on Section 4(a)(2) of the Securities Act and Regulation D, in lieu of cash payment for services rendered in that capacity. No consideration was received by us for the issuance.

On December 29, 2023, we issued 150,000 Common Shares with a deemed price of CAD$0.90 to Joshua Hebert, an accredited investor, in reliance on Section 4(a)(2) of the Securities Act and Regulation D, pursuant to certain amendments made to Mr. Hebert’s employment agreement with the Company. No consideration was received by us for the issuance.

On December 29, 2023, we also completed a non-brokered private placement and issued 2,694,804 units to certain insiders of the Company, and accredited investors, in reliance on Section 4(a)(2) of the Securities Act and Regulation D, with each unit being priced at CAD$0.70 for aggregate consideration of $1.4 million. Each Unit was comprised of one Common Share and one Warrant entitling the holder to purchase one Common Share at a price of CAD$0.82 until December 29, 2025. The proceeds from the private placement were used towards the Company’s ongoing operations and general corporate expenditures.

On February 29, 2024, we completed a first closing of a non-brokered private placement and issued 2,702,400 units to EV Metals VI, an accredited investor, in reliance on Section 4(a)(2) of the Securities Act and Regulation D, with each unit being priced at CAD$1.00, for aggregate consideration of CAD$2,702,400. Each unit was comprised of one Common Share and one Warrant entitling the holder to purchase one Common Share at a price of CAD$1.25 until March 1, 2026. The proceeds from the private placement were used towards the costs of mobilization and commission of the MDLE Plant.

II-5

On March 27, 2024, we issued 76,005 Common Shares at a deemed price of CAD$1.00, to Mr. Tony Colletti, Mr. William Webster, then directors of the Company, and Roderick Kirkham, then Corporate Secretary to the Company, in reliance on Section 4(a)(2) of the Securities Act and Regulation D, in lieu of cash payment for services rendered in that capacity. No consideration was received by us for the issuance.

Common Share transactions during the year ended March 31, 2025:

On May 6, 2024, we completed a second closing of a non-brokered private placement (first closing occurred on February 29, 2024 as described above) and issued in total 18,642,134 units to Encompass and EV Metals VI, each an accredited investor in reliance on Regulation S of the Securities Act, with each unit being priced at CAD$0.76632, for aggregate consideration of approximately US$10.4 million. Encompass acquired the units as a result of its exercise of the Encompass Pre-Emptive Rights pursuant to the terms of the Encompass Investment Agreement entered into with Encompass in respect of the April 2023 Placement. Each unit was comprised of one Common Share and one Warrant entitling the holder to purchase one Common Share of ours for a period of two years at a price of CAD$0.9579. In addition, we also caused the issuance of 574,840 Common Shares to EV Metals VI, pursuant to certain financing structuring fees as agreed to by us and EV Metals VI under the terms of the investment agreement dated May 3, 2024. The proceeds of the private placement were used towards current obligations for the deployment of its MDLE Plant in the western United States, and for general working capital purposes.

On May 9, 2024, we also issued 80,385 Common Shares to Encompass, an accredited investor, in reliance on Regulation S of the Securities Act, with each Common Share being priced at CAD$0.76632. The Common Shares were issued to Encompass as payment to cover certain expenses incurred by Encompass for the non-brokered private placement, described above.

On May 31, 2024, we issued 14,624 Common Shares a Rule 701 Eligible Person in reliance on Rule 701 under the Securities Act, pursuant to the terms of such person’s employment with the Company. No consideration was received by us for the issuance.

On June 19, 2024, we completed a non-brokered private placement with EV Metals and Encompass, each an accredited investor, in reliance on Regulation S of the Securities Act, issuing 8,478,246 units and 3,000,000 units, respectively, constituting a total of 11,478,246 units, with each unit being priced at CAD$0.76632, for aggregate consideration of approximately US$6.4 million. Encompass acquired the units as a result of its exercise of the Encompass Pre-Emptive Rights. As part of this private placement, Encompass was issued 3,000,000 units for proceeds of approximately $1.6 million under the same terms and conditions as the May 2024 Placement. Each unit was comprised of one Common Share and one Warrant entitling the holder to purchase one Common Share from us for a period of two years at a price of CAD$0.9579. Included in this private placement, was the third closing with EV Metals, which received 8,478,246 units for proceeds of approximately $4.8 million. In connection with the offering to EV Metals, we also caused the issuance of 423,912 Common Shares to EV Metals VI, pursuant to certain financing structuring fees as agreed to by us and EV Metals VI under the terms of the investment agreement dated May 3, 2024. The proceeds of the private placement were used by us for expenditures to increase the production capacity of its MDLE Plant contracted for operations in the western United States as previously announced on January 11, 2024, and May 6, 2024, and for general working capital purposes.

On August 20, 2024, we issued 4,227,630 performance based RSUs of the Company of which 300,000 units vested upon issuance, to a Rule 701 Eligible Person in reliance on Rule 701 under the Securities Act. No consideration was received by us for this issuance.

On August 20, 2024, we issued 2,113,814 stock options to a Rule 701 Eligible Person in reliance on Rule 701 under the Securities Act and in accordance with the employment agreement, with an exercise price of CAD$0.94 and grant date fair value of US$0.68 (CAD$0.93) per stock option.

II-6

On February 28, 2025, we entered into the 2025 Letter Agreement with EV Metals, a company controlled by Jacob Warnock, a director of the Company, agreeing to the principal terms and conditions upon which EV Metals, directly or through one or more of its subsidiaries or affiliates, could complete one or more transactions to purchase up to $15.0 million of 2025 Units. The 2025 Units consist of one Common Share of stock and one warrant to purchase a Common Share. On March 2, 2025, two entities controlled by EV Metals, EV Metals 7 LLC and EV Metals VI LLC, entered into binding subscription agreements for the purchase of a portion of the 2025 Offering. The first closing of the 2025 Offering occurred on March 31, 2025 for gross proceeds of $7.55 million and the second closing of the 2025 Offering occurred on April 11, 2025 for gross proceeds of $679,000. In connection with the two closings, EV Metals 7 LLC and EV Metals VI LLC acquired a total of 27,739,348 and 690,979 2025 Units, respectively. The pricing of the 2025 Units was CAD $0.4168 per share (USD$0.2894 per share), which was based on the five-day trading average of the Common Shares on the TSXV, less a discount of 25% (the maximum allowable discount permitted by the rules of the TSXV). In connection with the first and second closing of the 2025 Offering, the Company paid Mr. Warnock, a director of the Company and control person of EV Metals aggregate structuring fees of $411,450. Proceeds from the offering will be used for general working capital purposes. The 2025 Units were issued by the Company in reliance on Section 4(a)(2) of the Securities Act for each of the two closings.

Common Share transactions post March 31, 2025:

During the period from March 31, 2025 through November 10, 2025, we issued an aggregate of 6,300,000 RSUs to Rule 701 Eligible Persons in reliance on Rule 701 under the Securities Act. No consideration was received by us for these issuances.

On July 20, 2025, the Company entered into the Encompass Subscription Agreements with Encompass, a beneficial owner of more than 5% of the Company’s securities, for the purchase of up to 25,765,259 units at a price of CAD $0.26625 per unit (USD$0.19406 per unit). Each 2025 Encompass Unit consists of one Common Share and one warrant, with each warrant entitling the holder to purchase one additional Common Share for a period of three years from the closing date of the 2025 Encompass Offering at an exercise price of CAD$0.355 per share. In addition, the Company has agreed to grant Encompass the right, but not the obligation, to purchase up to $2.0 million additional units of the Company at any time on or before December 31, 2025. The closing of the 2025 Encompass Offering occurred on August 5, 2025, for gross proceeds to the Company of $5.0 million.

On October 30, 2025, the Company and EV Metals came to an agreement under the 2025 Letter Agreement for EV Metals to acquire an additional 12,464,000 units priced at $0.16 per unit (CAD$0.255) for gross proceeds to the Company of $2.0 million. Each unit consists of one Common Share and one warrant to purchase a Common Share. Each warrant, which expires four years from the date of issuance, entitles the holder to purchase one Common Share at a price of CAD$0.30. As part of this offering, the Company paid Mr. Warnock a fee of 5% of the gross proceeds or $0.1 million.

II-7

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation dated August 28, 2017
4.1	Form of April 2023 Warrants
4.2#	Notice and Consent to the Amendment of the April 2023 Warrant Terms
4.3	Form of February 2024 Warrants
4.4	Form of May 2024 Warrants
4.5	Form of June 2024 Warrants
5.1	Opinion of Bennett Jones LLP
10.1+	Executive Employment Agreement, dated June 26, 2018, by and between Dr. John L. Burba and the Company
10.2(a)+	Executive Employment Agreement, dated as of July 1, 2022, by and between Garry Flowers and IBAT USA
10.2(b)+	Amendment to Executive Employment dated as of July 29, 2024, by and between Garry Flowers and IBAT USA
10.2(c)+	Amendment to Executive Employment dated as of July 31, 2024, by and between Garry Flowers and IBAT USA
10.3+	Executive Employment Agreement, dated as of December 11, 2023, by and between Douglas Smith and the Company
10.4+	Executive Employment Agreement, dated as of December 11, 2023, by and between Libor Michel and the Company
10.5+	Executive Employment Agreement, dated August 6, 2024, by and between Iris Jancik and the Company
10.6+	Offer Letter, dated October 8, 2024, by and between the Company and Norma Garcia
10.7	Rolling 10% Incentive Share Option Plan dated December 15, 2023
10.8+	Amended and Restated Restricted Share Unit Plan dated as of December 15, 2023
10.9	Registration Rights Agreement with EV Metals dated May 3, 2024
10.10#	Registration Rights Agreement with Encompass Funds dated May 3, 2024
10.11#	Investment Agreement with Encompass dated April 26, 2024
10.12+	Severance and General Release Agreement dated March 3, 2025, by and between Douglas Smith and the Company
10.13+	Severance and General Release Agreement dated April 11, 2025, by and between Iris Jancik and the Company
10.14	Letter Agreement, dated February 28, 2025, by and between the Company and EV Metals 7 LLC
10.15	Investor Rights Agreement, dated February 23, 2024, by and between the Company and EV Metals
10.16^	Amendment to the Investor Rights Agreement dated March 31, 2025, between the Company and EV Metals 7 LLC
10.17#	Subscription Agreement, dated March 2, 2025, by and between the Company and EV Metals 7 LLC
10.18#	Subscription Agreement, dated March 2, 2025, by and between the Company and EV Metals VI LLC
10.19	Royalty Agreement, dated March 4, 2018, by and between the Company and North American Lithium, Inc.
10.20+	Executive Employment Agreement, dated April 7, 2025, by and between Joseph Mills and the Company
10.21+	Executive Employment Agreement, dated June 2, 2025, by and between Michael Rutledge and the Company
10.22+	Restricted Share Unit Agreement, dated April 18, 2025, by and between Joseph Mills and the Company
10.23+	Restricted Share Unit Agreement, dated June 2, 2025, by and between Michael Rutledge and the Company
10.24+	Form of Indemnity Agreement, entered into by Company with each of its Directors and Executive Officers
10.26	Form of Subscription Agreement, date July 20, 2025, by and between the Company and each of the Encompass Funds
10.29	Amended and Restated Registration Rights Agreement, dated July 20, 2025, by and between the Company EV Metals VI LLC
10.30	Amended and Restated Registration Rights Agreement, dated July 20, 2025, by and between the Company and Encompass Capital Advisors LLC on behalf of certain fund entities
10.31	Notice and Consent to the Amendments of Warrant Terms, dated July 20, 2025, by and between the Company and EV Metals VI LLC
10.32	Notice and Consent to the Amendments of Warrant Terms, dated July 20, 2025, by and between the Company and Encompass Capital Advisors LLC on behalf of certain fund entities
10.33+	First Amendment to Executive Employment Agreement, dated November 3, 2025, by and between the Company and Joseph Mills
10.34+	First Amendment to Executive Employment Agreement, dated November 3, 2025, by and between the Company and Michael Rutledge
10.35	Subscription Agreement, dated October 30, 2025 by and between the Company and EV Metals 7 LLC
10.36	Subscription Agreement, dated October 30, 2025 by and between the Company and EV Metals 8 LLC
10.37	Warrant Certificate, dated October 30, 2025
10.38	Warrant Certificate, dated October 30, 2025
10.39+	2025 Omnibus Equity Plan
21.1	List of Subsidiaries of the Company
23.1*	Consent of CBIZ CPAs P.C. Independent Registered Public Accounting Firm
23.2*	Consent of Marcum LLP, Independent Registered Public Account Firm
23.3	Consent of Bennett Jones LLP (included in the opinion filed as Exhibit 5.1 to this registration statement)
23.4	Consent of SLR International Corporation
23.5	Consent of Greg Mehos & Associates LLC
24.1	Powers of Attorney (on signature page to Form S-1).
107	Filing Fee Table

* Filed herewith

# Certain confidential portions (indicated by brackets and asterisks) of this exhibit have been omitted from this exhibit.

+ Indicates management contract or compensatory plan.

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SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas on January 28, 2026.

INTERNATIONAL BATTERY METALS LTD.

By:	/s/ Joseph A. Mills
Name:	Joseph A. Mills
Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph A. Mills	Chief Executive Officer, Director	January 28, 2026
Joseph A. Mills	(principal executive officer)

/s/ Michael Rutledge	Chief Financial Officer	January 28, 2026
Michael Rutledge	(principal financial and accounting officer)

*	Chief Technology Officer and Director	January 28, 2026
Dr. John Burba

*	Director	January 28, 2026
James Schultz

*	Director	January 28, 2026
Keith Solar

*	Director	January 28, 2026
John Souther

*	Director	January 28, 2026
Jacob Warnock

*	/s/ Joseph A. Mills
Attorney-in-Fact

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of International Battery Metals Ltd., has signed this registration statement or amendment thereto in Plano, Texas, on January 28, 2026.

Authorized U.S. Representative

By:	/s/ Norma Garcia
Name:	Norma Garcia
Title:	General Counsel, Corporate Secretary

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